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   ISIS PHARMACEUTICALS AND CIRCADIAN TECHNOLOGIES FORM ANTISENSE THERAPEUTICS
                                     LIMITED

    NEW AUSTRALIAN COMPANY FURTHERS ISIS' STRATEGY TO BROADEN APPLICATION OF
                              ANTISENSE TECHNOLOGY

Carlsbad, CA, USA and Melbourne, Australia, December 19, 2001 - Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) and Circadian Technologies Limited (ASX:
CIR), a leading Australian biotechnology commercialization firm, announced today the companies have collaborated to create Antisense Therapeutics Limited (ATL). Isis and Circadian have established this new Australian-based biotechnology company to focus on the discovery and development of antisense drugs. ATL will further the application of Isis' antisense technology platform in new markets. ATL was listed on the Australian Stock Exchange (ASX) today under the symbol ANP, successfully completing its initial public offering.

As part of establishing ATL in the antisense field, Isis has licensed to ATL ISIS 107248, an antisense inhibitor to CD 49d, a sub-unit of VLA-4 (Very Late Antigen-4). Treatment by inhibition of VLA-4 has been demonstrated to have positive effects in animal models of a number of inflammatory diseases such as multiple sclerosis. Isis will complete the required preclinical studies for ISIS 107248 and will manufacture drug for human clinical trials at ATL's expense. ATL will undertake future clinical development and commercialization of the compound.

Isis and ATL will also participate in a five-year antisense drug discovery and development collaboration, which includes ATL's use of GeneTrove's-TM- gene functionalization services for a limited number of targets. ATL will pay Isis for access to the company's antisense expertise and for research and manufacturing services conducted during the collaboration. In addition, ATL will pay to Isis royalties on antisense drugs discovered and developed within the partnership. Isis owns approximately 14 percent of ATL equity and holds options for additional shares. Isis' Chairman and CEO Stanley T. Crooke, M.D., Ph.D., is a member of ATL's Board of Directors.

"In partnership with Circadian, we are very pleased to have formed a new company focused solely on exploiting antisense technology as a drug discovery and development platform. Our goals from the outset have been to lead the industry into antisense technology and encourage its use broadly. ATL is another example of our execution of these goals, on a global level," said Stanley T. Crooke, M.D., Ph.D., Isis' Chairman and Chief Executive Officer. "At Isis, we currently discover more potential drug candidates than we can afford to develop. ATL represents a strategic move to broaden the reach of antisense drugs, while minimizing financial obligations for us and our shareholders."

To build its business, ATL will engage in antisense drug discovery and development collaborations with academic research institutions throughout Australia, including the prestigious Murdoch Childrens Research Institute based in Melbourne. Murdoch Childrens Research Institute will contribute key specific intellectual property and expertise to ATL's antisense research efforts. In the future, ATL plans to work with additional corporate partners.

"Antisense is a revolutionary drug discovery platform that has progressed significantly over the last decade and is now prime for broad application. We look forward to working with Isis, the undisputed leader in antisense, as our key technology partner. We have created a powerful team and business plan to expand the investigation and development of this important platform technology into new therapeutics for patients in need," said Chris Belyea, ATL's founding Chief Executive Officer.

ATL's IPO raised A$13 million (Australian dollars), or US$6.5 million. Circadian directly and indirectly holds 36 percent of ATL issued capital.

"In recent years we have worked successfully to establish several listed Australian biotechnology companies and we are delighted to be involved in this collaboration with Isis who we regard as the pioneer of antisense technology," said Leon Serry, Circadian's Chief Executive Officer.

Circadian Technologies Limited was listed on the ASX in 1985. Circadian provides management and funding for the development and commercialization of Australian pharmaceutical research to the stage of either licensing or listing on the ASX. The company holds equity positions in Metabolic Pharmaceuticals Limited (developing a new obesity drug - ASX: MBP), Optiscan Imaging Limited (developing new diagnostic imaging equipment -ASX: OIL), and U.S.-based Axon Instruments, Inc. (genomics and high throughput screening equipment - ASX: AXN). For these

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companies, Circadian provided funding and assistance in their listings on the
ASX. Circadian is also now the largest shareholder in AMRAD Corporation Limited (with three drugs in Phase II trials - ASX: AML). Circadian's current unlisted R&D portfolio includes a novel platform technology for identification of potential cancer markers and an extensive patent portfolio in in situ hybridization techniques.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene-Registered Trademark- (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 products in its development pipeline with two in Phase III and seven in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is also in Phase III trials for Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of nearly 900 issued patents worldwide. Isis' GeneTrove division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics-TM- is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isip.com.

This press release contains forward-looking statements concerning the potential of Isis Pharmaceuticals, antisense technology as a drug discovery and development platform and a tool for functional genomics, the prospects of ISIS 107248 as a treatment for multiple sclerosis and Isis' relationship with ATL and Circadian Technologies. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the Company's Quarterly Report on Form 10Q, for the period ended September 30, 2001, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the company.

Vitravene-Registered Trademark- is a trademark of Novartis AG.
GeneTrove-TM- and Ibis Therapeutics-TM- are trademarks of Isis Pharmaceuticals, Inc.